Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the references to our firm under the captions “Selected Financial Data” and “Experts” and to the use of our report dated January 26, 2001, with respect to the consolidated financial statements of ZiLOG, Inc. for the year ended December 31, 2000, included in the Registration Statement (Form S-1) and related Prospectus of ZiLOG, Inc. for the registration of 9,200,000 shares of its common stock.

We also consent to the addition of the financial statement schedule of ZiLOG, Inc. for the year ended December 31, 2000 included in Item 16.b of the Registration Statement (Form S-1) to our report mentioned in the preceding paragraph.

/s/    Ernst & Young LLP

San Jose, California

December 18, 2003